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EXHIBIT 99.3

LETTER TO CLIENTS

Relating to the offer by
GRUPO TMM, S.A.

to Exchange (the "Exchange Offer")

Senior Secured Notes due 2007 (the "New Notes")
(Unconditionally guaranteed on a senior secured basis by certain wholly owned direct and indirect subsidiaries of Grupo TMM, S.A.), for outstanding 9 1/2% Notes due 2003 and 10 1/4% Senior Notes due 2006 of Grupo TMM, S.A. (the "Existing Notes")
Pursuant to the prospectus

And

Solicitation of Consents to Amend the Indenture governing the
10 1/4% Senior Notes due 2006 (the "Consent Solicitation");

And

Solicitation of acceptances to a U.S. prepackaged plan of reorganization.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS FOR AND WITH RESPECT TO THE EXISTING NOTES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            2004, UNLESS EXTENDED BY GRUPO TMM, S.A. IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE "EXPIRATION DATE").

To Our Clients:

        We are enclosing for your consideration a prospectus, dated January    , 2004 (the "Prospectus"), and the related letter of transmittal (the "Letter of Transmittal"), that together constitute Grupo TMM, S.A.'s (the "Company") offers to exchange, for each $1,000 principal amount of the Company's outstanding 9 1/2% Notes due 2003, referred to as the "2003 notes," of which $176,875,000 aggregate principal amount is outstanding, and for each $1,000 principal amount of the Company's outstanding 10 1/4% Notes due 2006, referred to as the "2006 notes," of which $200,000,000 aggregate principal amount is outstanding, $1,000 principal amount of the company's unissued New Notes, plus accrued interest on the Existing Notes and a consent fee.

        The Company is also soliciting consents from holders of the 2006 notes to amend and/or waive some provisions of the indentures governing such 2006 notes.

        If you wish to participate in the Exchange Offer, you must tender your Existing Notes on or after    2004. Tenders for exchange of Existing Notes that are made on or after             2004 are irrevocable and may not be withdrawn except in the event the Company materially amends the terms of the Exchange Offer or waives a condition, or except as required under applicable law.

        The Exchange Offer and the Consent Solicitation are conditioned, among other things, on the receipt of tenders of at least 98% of the aggregate principal amount of the 2003 notes and 95% of the aggregate principal amount of the 2006 notes outstanding.

        The primary purposes of the Exchange Offer are to provide the Company with sufficient time to continue to pursue asset sales, refinancings or existing investments and to allow the Company to generate sufficient proceeds to repay the existing notes and our other obligations. The purpose of the Consent Solicitation is to amend the indenture governing the 2006 notes.

        We are forwarding the materials relating to the Exchange Offer to you as the beneficial owner of outstanding Existing Notes carried by us for your account or benefit but not registered in your name. A tender of any outstanding Existing Notes may only be made by us as the registered holder and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender any or all such outstanding Existing Notes held by us for our account or benefit pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. We urge you to read carefully the Prospectus and the Letter of Transmittal provided herewith before instructing us to tender your outstanding Existing Notes. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange outstanding Existing Notes held by us for your account or benefit.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender outstanding Existing Notes on your behalf in accordance with the provisions of the Exchange Offer.

        Your attention is directed to the following:

        1.     The Exchange Offer is for all of the Existing Notes;

        2.     You will receive for each $1,000 principal amount of Existing Notes that you tender $1,000 principal amount of new notes, which mature on            2007, plus accrued interest on the Existing Notes and a consent fee;

        3.     The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer;"

        4.     Any transfer taxes incident to the transfer of Existing Notes from the holder of such Existing Notes to the Company will be paid by the Company, except as otherwise provided in the instructions in the Letter of Transmittal;

        5.     The Exchange Offer expires at 11:59 p.m., New York City time, on            2004, unless extended by the Company; and

        6.     You may not withdraw your tender of the existing notes and revoke the consents at any time after            2004, except in the event the Company materially amends the terms of the Exchange Offer or waives a condition, or except as required under applicable law.

        If you wish to have us tender your Existing Notes and deliver the corresponding consents, please so instruct us by completing, executing and returning to us the instruction form on the next page. The Letter of Transmittal is furnished to you for your information only and may not be used directly by you to tender Existing Notes and deliver the consent.

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LETTER OF INSTRUCTION

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer and Consent Solicitation made by Grupo TMM, S.A. with respect to its Existing Notes.

        This will instruct you to tender the Existing Notes held by you for the account of the undersigned and to deliver the undersigned's consent with respect to the Existing Notes pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal and consent.

        Please tender all of the Existing Notes held by you for the account of the undersigned and deliver the corresponding consents as indicated below:

Aggregate Principal Amount of Existing Notes Tendered:

Grupo TMM, S.A.
9 1/2% Notes due 2003,
CUSIP No. 893868AA7

Grupo TMM, S.A.
10 1/4% Notes due 2006,
CUSIP No. 893868AC3

Dated:	, 2004

Signature(s)

Please Print Name(s) Here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

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  EXHIBIT 99.3
LETTER TO CLIENTS
Relating to the offer by GRUPO TMM, S.A. to Exchange (the "Exchange Offer")